CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DMC GLOBAL INC.

DMC Global Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.This Certificate of Amendment (the "Certificate of Amendment") amends the provision of the Corporation's Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 4, 2016 (the "A&R Certificate of Incorporation").

2.Section A of Article IV of the A&R Certificate of Incorporation is hereby amended and restated in its entirety as follows:

a.This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Fifty-four million (54,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock, each having a par value of five cents ($.05). Four million (4,000,000) shares shall be Preferred Stock, each having a par value of five cents ($.05).

3.The amendment set forth herein has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows}

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 13th day of June 2022.

DMC Global Inc.

By: /s/ Michelle H. Shepston
Name: Michelle H. Shepston
Title: EVP, Chief Legal Officer and Secretary